Exhibit 2.3
January 8, 2007
Tod Woolf
President
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, MA 01605
Re: Reimbursement of fees and expenses
Dear Tod:
This letter agreement (this “Agreement”) is between CytRx Corporation (“CytRx”) and RXi Pharmaceuticals Corporation (“RXi”), each a Delaware corporation, with respect to certain fees and expenses incurred by CytRx in connection with the anticipated (i) contribution by CytRx to RXi of certain RNAi-related assets, and (ii) either (a) the sale of RXi securities to one or more accredited investors in a single financing transaction or series of related financing transactions (a “RXi Offering”) or (b) the sale by CytRx of its securities and an subsequent investment by CytRx in RXi (a “CytRx Offering”, and, together with a RXi Offering, an “Offering”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CytRx and RXi agree as follows:
1.	RXi Investment Banking Fees. Effective upon the completion of a RXi Offering, RXi hereby assumes all of CytRx’s obligations under any engagement letter with an investment banking firm, placement agent or other financial advisor (the “RXi Advisor”) engaged by CytRx in connection with a RXi offering and agrees to pay any fees and/or grant any rights in or issue to any RXi Advisor any securities upon consummation of the Transaction as may be required under any engagement letter with any such RXi Advisor or otherwise. CytRx represents that it has provided to RXi true and correct copies of all engagement letters with RXi Advisors entered into by CytRx as of the date hereof and will promptly provide to RXi copies of all engagement letters with RXi Advisors entered into by CytRx after the date hereof.
2.	CytRx Investment Banking Fees. Effective upon the completion of a CytRx Offering, RXi hereby assumes its Pro Rata Portion (as defined below) of CytRx’s obligations under any engagement letter with an investment banking firm, placement agent or other financial advisor (the “CytRx Advisor”) engaged by CytRx in connection with a CytRx Offering and agrees to pay its Pro Rata Portion of any fees and/or grant any rights in or issue to any CytRx Advisor its Pro Rata Portion of any securities upon consummation of the CytRx Offering as may be required under any engagement letter with any such CytRx Advisor or otherwise. As used in this letter, the term “Pro Rata Portion” means a fraction, the numerator of which is the amount of the investment made by CytRx in RXi following a CytRx Offering and the denominator of which is the total gross proceeds to CytRx from a CytRx Offering. In addition to the foregoing, RXi will pay to CytRx the

Pro Rata Portion of the value of any convertible securities issued by CytRx in the CytRx Offering, with such value to be determined using a Black-Shoales calculation.
3.	Other Fees and Expenses. Effective upon the completion of an Offering, RXi agrees to reimburse CytRx for other fees and out of pocket expenses incurred by CytRx (including, but not limited to, consulting, legal, accounting and other professional fees, and patent license and maintenance fees) in connection with the Offering, the formation of RXi, the operation of RXi prior to the Offering, and related transactions. Such reimbursement amounts shall be paid within 15 days of the receipt by RXi of CytRx’s invoice listing such amounts and describing the corresponding fees and expenses in reasonable detail.
4.	Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service or facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to CytRx:	CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, CA 90049
Attention: President
Fax: 310-826-6139

If to RXi:	RXi Pharmaceuticals, Inc.
One Innovation Drive
Worcester, MA 01605
Attention: President
5.	Governing Law. This Agreement shall be governed by and be constructed in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.
6.	Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
7.	Complete Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended in any respect, except in a writing signed by the parties hereto.
8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.	Attorney’s Fees. In the event of any litigation or other legal proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

If the above reflects your agreement with respect to the foregoing matters, please so confirm by signing the acknowledgement below and returning a copy of this letter to me.

Very truly yours,

CytRx Corporation

By: /s/ STEVEN A. KRIEGSMAN
Name: Steven A. Kriegsman
Title: President and Chief Executive Officer

Accepted and Agreed

RXi Pharmaceuticals Corporation

By: /s/ TOD WOOLF
Name: Tod Woolf
Title: President and Chief Executive Officer